Registration No. 333-230235

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BARRICK GOLD CORPORATION

(Exact name of Registrant as specified in its charter)

British Columbia	1040	Not Applicable
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Brookfield Place, TD Canada Trust Tower, Suite 3700

161 Bay Street, P.O. Box 212

Toronto, Ontario Canada M5J 2S1

(416) 861-9911

(Address and telephone number of Registrant’s principal executive offices)

1600 – 925 West Georgia Street

Vancouver, British Columbia, Canada V6C 3L2

(604) 685-3456

(Address and telephone number of Registrant’s registered office)

CT Corporation System

28 Liberty Street New York, NY 10005

(212) 894 8800

(Name, address and telephone number of agent for service in the United States)

Copies to:

Richard Hall Andrew J. Pitts Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York, USA 10019-7475 (212) 474-1000	Melanie Shishler Davies Ward Phillips & Vineberg LLP 155 Wellington Street West Toronto, Ontario, Canada M5V 3J7 (416) 863-0900

Approximate date of commencement of proposed sale of the securities to the public:

From time to time after this Registration Statement is declared effective, as determined by market conditions.

Province of Ontario, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A. ☐	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B. ☒	At some future date (check the appropriate box below):

1.	☐ pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).

2.

☐    pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).

3.

☒    pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	☐ after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.  ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit (1)(2)	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee(3)
Debt Securities
Common Shares
Warrants
Subscription Receipts
Units
Share Purchase Contracts
First Preferred Shares
Second Preferred Shares
Total	US$4,000,000,000	100%	US$4,000,000,000	US$484,800(4)

(1)

There is being registered hereunder an indeterminate number of securities of Barrick Gold Corporation (the “Registrant”) as from time to time may be issued at prices determined at the time of issuance.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(3)	The estimated registration fee for the securities has been calculated pursuant to Rule 457(o).
(4)	Previously paid.

The Registrant hereby amends this Registration Statement on Form F-10 (this “Registration Statement”) on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act or on such date as the U.S. Securities and Exchange Commission (the “Commission”), acting pursuant to Section 8(a) of the Securities Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Barrick at our head office located at Brookfield Place, TD Canada Trust Tower, Suite 3700, 161 Bay Street, P.O. Box 212, Toronto, Ontario, Canada M5J 2S1 (telephone (416) 861-9911) or at our registered office located at 1600 – 925 West Georgia Street, Vancouver, British Columbia, Canada V6C 3L2 (telephone (604) 685-3456) and are also available electronically at www.sedar.com and www.sec.gov/edgar.

SHORT FORM BASE SHELF PROSPECTUS

New Issue	March 20, 2019

BARRICK GOLD CORPORATION

US$4,000,000,000

COMMON SHARES

DEBT SECURITIES

SUBSCRIPTION RECEIPTS

WARRANTS

SHARE PURCHASE CONTRACTS

UNITS

Barrick Gold Corporation (“Barrick”) may from time to time offer and issue the following securities: (i) common shares (“Common Shares”); (ii) senior and subordinated unsecured debt securities (collectively, “Debt Securities”), including debt securities convertible or exchangeable into other securities of Barrick; (iii) subscription receipts (“Subscription Receipts”); (iv) warrants (“Warrants”); (v) share purchase contracts (“Share Purchase Contracts”); and (vi) units comprised of one or more of the other securities described in this prospectus (“Units”, and together with the Common Shares, Debt Securities, Subscription Receipts, Warrants and Share Purchase Contracts, the “Securities”), having an aggregate offering price of up to US$4,000,000,000 (or the equivalent in Canadian dollars or other currencies), during the 25 month period that this short form base shelf prospectus (the “Prospectus”), including any amendments hereto, remains valid. Securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in an accompanying prospectus supplement (a “Prospectus Supplement”).

We are permitted, under the multi-jurisdictional disclosure system adopted by the United States and Canada, to prepare this Prospectus in accordance with Canadian disclosure requirements. You should be aware that such requirements are different from those of the United States.

Financial statements incorporated by reference herein have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

Prospective investors should be aware that the acquisition of Securities may subject you to tax consequences in both the United States and Canada. This Prospectus may not describe these tax consequences fully. You should read the tax discussion contained in any applicable Prospectus Supplement.

Your ability to enforce civil liabilities under United States federal securities laws may be affected adversely because our company exists under the laws of the Province of British Columbia, Canada, some of our directors and officers and most of the experts named in this Prospectus are resident outside the United States, and a significant portion of our assets and a significant portion of the assets of those officers, directors and experts are located outside of the United States.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR HAS THE SEC PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

No underwriter or dealer has been involved in the preparation of, or has performed any review of, this Prospectus.

The specific variable terms of any offering of Securities will be set out in the applicable Prospectus Supplement including, where applicable: (i) in the case of Common Shares, the number of shares offered and the offering price (or the manner of determination thereof if offered on a non-fixed price basis, including sales in transactions that are deemed to be “at the market distributions” as defined in National Instrument 44-102 – Shelf Distributions); (ii) in the case of the Debt Securities, the specific designation of the Debt Securities, whether such Debt Securities are senior or subordinated, the aggregate principal amount of the Debt Securities being offered, the currency or currency unit in which the Debt Securities may be purchased, authorized denominations, any limit on the aggregate principal amount of the Debt Securities of the series being offered, the issue and delivery date, the maturity date, the offering price (at par, at a discount or at a premium), the interest rate or method of determining the interest rate, the interest payment date(s), any conversion or exchange rights that are attached to the Debt Securities, any redemption provisions, any repayment provisions and any other specific terms; (iii) in the case of Subscription Receipts, the number of Subscription Receipts being offered, the offering price (or the manner of determination thereof if offered on a non-fixed price basis), the procedures for the exchange of Subscription Receipts for Common Shares or Debt Securities, as the case may be, the currency or currency unit in which the Subscription Receipts are issued and any other specific terms; (iv) in the case of Warrants, the designation, number and terms of the Common Shares or Debt Securities or other Securities purchasable upon exercise of the Warrants, any procedures that will result in the adjustment of those numbers, the exercise price, dates and periods of exercise, the currency in which the Warrants are issued and any other specific terms; (v) in the case of Share Purchase Contracts, whether the Share Purchase Contracts obligate the holder thereof to purchase or sell Common Shares, the currency in which the Share Purchase Contracts are issued and the nature and amount of each of those Securities and any other specific terms; and (vi) in the case of Units, the designation and terms of the Units and of the Securities comprising the Units, the currency or currency unit in which the Units are issued and any other specific terms. A Prospectus Supplement may include other specific variable terms pertaining to the Securities that are not within the alternatives and parameters described in this Prospectus.

All shelf information permitted under applicable laws to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains.

We may sell the Securities to or through underwriters or dealers purchasing as principals and may also sell the Securities to one or more purchasers directly subject to obtaining any required exemptive relief or through agents. The Prospectus Supplement relating to a particular offering of Securities will identify each underwriter, dealer or agent, if any, engaged by us in connection with the offering and sale of Securities and will set forth the terms of the offering of such Securities, the method of distribution of such Securities including, to the extent applicable, the proceeds to us, and any fees, discounts or any other compensation payable to underwriters, dealers or agents and any other material terms of the plan of distribution. Securities may be sold from time to time in one or more transactions at a fixed price or fixed prices, or at non-fixed prices. If offered on a non-fixed price basis, Securities may be offered at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices to be negotiated with purchasers at the time of sale, which prices may vary between purchasers and during the period of distribution. If Securities are offered on a non-fixed price basis, the underwriters’, dealers’ or agents’ compensation will be increased or decreased by the amount by which the aggregate price paid for Securities by the purchasers exceeds or is less than the gross proceeds paid by the underwriters, dealers or agents to us. See “Plan of Distribution”.

ii

The outstanding Common Shares are listed on the Toronto Stock Exchange (the “TSX”) under the symbol “ABX” and on the New York Stock Exchange (the “NYSE”) under the symbol “GOLD”. There is currently no market through which the Debt Securities, Subscription Receipts, Warrants, Share Purchase Contracts and Units may be sold and purchasers may not be able to resell any Debt Securities, Subscription Receipts, Warrants, Share Purchase Contracts or Units purchased under this Prospectus. This may affect the pricing of such Securities in the secondary market, the transparency and availability of trading prices, the liquidity of such Securities and the extent of issuer regulation. See “Risk Factors” below and the “Risk Factors” section of the applicable Prospectus Supplement.

This Prospectus does not qualify for issuance Debt Securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to one or more underlying interests including, for example, an equity or debt security, a statistical measure of economic or financial performance including, but not limited to, any currency, consumer price or mortgage index, or the price or value of one or more commodities, indices or other items, or any other item or formula, or any combination or basket of the foregoing items. For greater certainty, this Prospectus may qualify for issuance Debt Securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to published rates of a central banking authority or one or more financial institutions, such as a prime rate or bankers’ acceptance rate, or to recognized market benchmark interest rates such as LIBOR, EURIBOR or a United States federal funds rate.

Subject to applicable laws, in connection with any offering of Securities other than an “at the market distribution”, the underwriters, dealers or agents may over-allot or effect transactions which stabilize or maintain the market price of the Securities at levels other than those which may prevail on the open market. Such transactions, if commenced, may be interrupted or discontinued at any time. See “Plan of Distribution”.

No underwriter or dealer involved in an “at the market distribution”, no affiliate of such an underwriter or dealer and no person or company acting jointly or in concert with such an underwriter or dealer may over allot Securities in connection with the distribution or may affect any other transactions that are intended to stabilize or maintain the market price of the Securities in connection with an “at the market distribution”.

iii

NOTICE TO READERS

This Prospectus provides a general description of the Securities that we may offer. Each time we sell Securities under this Prospectus, we will provide you with a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus. Before investing in any Securities, you should read both this Prospectus and any applicable Prospectus Supplement, together with the additional information described below and in the applicable Prospectus Supplement under “Documents Incorporated by Reference”.

Investors should rely only on the information contained in or incorporated by reference in this Prospectus or any applicable Prospectus Supplement. We have not authorized anyone to provide investors with different or additional information. We are not making an offer of Securities in any jurisdiction where the offer is not permitted by law. Prospective investors should not assume that the information contained in or incorporated by reference in this Prospectus or any applicable Prospectus Supplement is accurate as of any date other than the date on the front of the applicable Prospectus Supplement.

Unless we have indicated otherwise, or the context otherwise requires, references in this Prospectus to “Barrick”, “we”, “us” and “our” refer to Barrick Gold Corporation and/or, as applicable, one or more of its subsidiaries.

CAUTIONARY STATEMENT ON FORWARD-LOOKING INFORMATION

This Prospectus, including the documents incorporated herein by reference, contains “forward-looking information” within the meaning of applicable Canadian securities laws and “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 (collectively referred to herein as “forward-looking information” or “forward-looking statements”). All statements, other than statements of historical fact, are forward-looking statements. The words “believe”, “expect”, “anticipate”, “target”, “plan”, “objective”, “assume”, “intend”, “intention”, “project”, “goal”, “continue”, “budget”, “schedule”, “estimate”, “forecast”, “potential”, “may”, “will”, “can”, “should”, “could”, “would”, “might” and similar expressions identify forward-looking statements.

In particular, this Prospectus contains forward-looking statements including, without limitation, with respect to: (i) Barrick’s forward-looking production guidance; (ii) estimates of future cost of sales per ounce for gold and per pound for copper, all-in-sustaining costs per ounce/pound, cash costs per ounce and C1 cash costs per pound; (iii) cash flow forecasts; (iv) projected capital, operating and exploration expenditures; (v) targeted debt and cost reductions; (vi) mine life and production rates; (vii) the benefits expected from the Barrick-Randgold Merger (as defined below) and Barrick’s expectations regarding the assets it acquired in its merger with Randgold Resources Limited (“Randgold”); (viii) the proposed Barrick-Newmont Joint Venture (as defined below); (ix) the expected impact of the Barrick-Newmont Joint Venture, including potential real pre-tax synergies (and the net present value and per annum savings of such synergies) as well as effects on and, as applicable, estimates of, the proposed Barrick-Newmont Joint Venture’s portfolio of Tier One gold assets, annual gold production and reserves and resources; (x) the expected timing and scope of the proposed Barrick-Newmont Joint Venture, including receipt of necessary regulatory approvals and satisfaction of closing conditions; (xi) potential mineralization, including with respect to Cortez, Goldrush, Fourmile and Turquoise Ridge, and metal or mineral recoveries; (xii) anticipated gold production from the Deep South Project and the third shaft project at Turquoise Ridge; (xiii) the potential for plant expansion at Pueblo Viejo to increase throughput by 50% and convert resources to reserves; (xiv) the potential benefits of integrating the Goldrush and Fourmile operations as a single project; (xv) the development of potential Tier One gold assets to become Tier One gold assets; (xvi) our pipeline of high confidence projects at or near existing operations; (xvii) the potential to identify new reserves and resources, and our ability to convert resources into reserves, including our pipeline of greenfield projects; (xviii) Barrick’s future plans, growth potential, financial strength, investments and overall strategy; (xix) Barrick’s business improvement and automation initiatives; (xx) the success of our efforts to evaluate opportunities at Pascua-Lama; (xxi) the benefits of unifying the management of Barrick’s Nevada operation, including Cortez, Goldstrike and Turquoise Ridge; (xxii) asset sales, joint ventures and partnerships; (xxiii) expectations regarding future price assumptions, financial performance and other outlook or guidance; and (xxiv) the timing of completion of the proposed 50-kilometer gas pipeline at Pueblo Viejo.

Forward-looking statements are necessarily based upon a number of estimates and assumptions including material estimates and assumptions related to the factors set forth below that, while considered reasonable by us as at the date of this

Prospectus in light of management’s experience and perception of current conditions and expected developments, are inherently subject to significant business, economic and competitive uncertainties and contingencies. Known and unknown factors could cause actual results to differ materially from those projected in the forward-looking statements and undue reliance should not be placed on such statements and information. Such factors include, but are not limited to: fluctuations in the spot and forward price of gold, copper or certain other commodities (such as silver, diesel fuel, natural gas and electricity); the speculative nature of mineral exploration and development; changes in mineral production performance, exploitation and exploration successes; the benefits expected from recent transactions being realized, in particular, the Barrick-Randgold Merger (as defined below); Barrick’s economic model; the risks associated with each of Barrick’s and Newmont Mining Corporation’s (“Newmont”) brand, reputation and trust; the ability to realize the anticipated benefits of the proposed Barrick-Newmont Joint Venture (including estimated synergies and financial benefits) or implementing the business plan for proposed Barrick-Newmont Joint Venture, including as a result of a delay in its completion or difficulty in integrating the Nevada assets of the companies involved; the risk that the conditions to formation of the proposed Barrick-Newmont Joint Venture will not be satisfied; the risk that required regulatory approvals necessary to form the proposed Barrick-Newmont Joint Venture will not be obtained, or that conditions will be imposed in connection with such approvals that will increase the costs associated with the Barrick-Newmont Joint Venture or have other negative implications for Barrick following the implementation of the Barrick-Newmont Joint Venture; adverse changes in our or Newmont’s credit ratings; the risk that the focus of management’s time and attention on the Barrick-Newmont Joint Venture may detract from other aspects of the respective businesses of Barrick and Newmont; legal or regulatory developments and changes; the outcome of any litigation, arbitration or other dispute proceeding; the duration of the Tanzanian ban on mineral concentrate exports; the ultimate terms of any definitive agreement between Acacia Mining plc (“Acacia”) and the Government of Tanzania to resolve a dispute relating to the imposition of the concentrate export ban and allegations by the Government of Tanzania that Acacia under-declared the metal content of concentrate exports from Tanzania; the status of certain tax reassessments by the Tanzanian government; the manner in which amendments to the 2010 Mining Act (Tanzania) increasing the royalty rate applicable to metallic minerals such as gold, copper and silver to 6% (from 4%), the new Finance Act (Tanzania) imposing a 1% clearing fee on the value of all minerals exported from Tanzania from July 1, 2017 and the new Mining Regulations announced by the Government of Tanzania in January 2018 will be implemented and the impact of these and other legislative changes on Acacia; whether Barrick will successfully negotiate an agreement with respect to the dispute between Acacia and the Government of Tanzania and whether Acacia will approve the terms of any such final agreement; diminishing quantities or grades of reserves; increased costs, delays, suspensions and technical challenges associated with the construction of capital projects; operating or technical difficulties in connection with mining or development activities, including geotechnical challenges and disruptions in the maintenance or provision of required infrastructure and information technology systems; failure to comply with environmental and health and safety laws and regulations; timing of receipt of, or failure to comply with, necessary permits and approvals; uncertainty whether some or all of the Best-in-Class initiatives, targeted investments and projects will meet our capital allocation objectives and internal hurdle rates; risks associated with the fact that certain business improvement initiatives are still in the early stages of evaluation, and additional engineering and other analysis is required to fully assess their impact; risks associated with the ongoing implementation of Barrick’s automation initiatives, and the ability of the projects under this initiative to meet Barrick’s capital allocation objectives; the impact of global liquidity and credit availability on the timing of cash flows and the values of assets and liabilities based on projected future cash flows; the impact of inflation; fluctuations in the currency markets; changes in U.S. dollar interest rates; risks arising from holding derivative instruments; changes in or enforcement of national and local government legislation, taxation, controls or regulations and/or changes in the administration of laws, policies and practices, expropriation or nationalization of property and political or economic developments in Canada, the United States and other jurisdictions in which Barrick and Barrick’s affiliates carry on business or in which Barrick may carry on business in the future; lack of certainty with respect to foreign legal systems, corruption and other factors that are inconsistent with the rule of law; damage to Barrick’s reputation due to the actual or perceived occurrence of any number of events, including negative publicity with respect to Barrick’s handling of environmental matters or dealings with community groups, whether true or not; the possibility that future exploration results will not be consistent with expectations; risks that exploration data may be incomplete and considerable additional work may be required to complete further evaluation, including but not limited to drilling, engineering and socioeconomic studies and investment; risk of loss due to acts of war, terrorism, sabotage and civil disturbances; litigation and legal and administrative proceedings; contests over title to properties, particularly title to undeveloped properties, or over access to water, power and other required infrastructure; business opportunities that may be presented to, or pursued by, Barrick; risks associated with the fact that certain of the initiatives described in this Prospectus, including the documents incorporated herein by reference, are still in the early stages and may not materialize; our ability to successfully integrate acquisitions or complete divestitures; risks associated with working with partners in jointly controlled assets; employee relations including loss of key employees; increased costs and physical risks, including extreme weather events and resource shortages, related to climate change; availability and increased costs associated with mining inputs and labor; the organization of our previously held African gold operations and properties under a separate listed company; financial services risks; pricing pressures; the impact of any acquisitions or similar transactions; competition and market risks; the impact of foreign exchange rates; and business continuity and crisis management. In addition, there are risks and hazards associated with the business of mineral exploration, development and mining, including environmental hazards, industrial accidents, unusual or unexpected formations, pressures, cave-ins, flooding and gold bullion, copper cathode or gold or copper concentrate losses (and the risk of inadequate insurance, or inability to obtain insurance, to cover these risks).

Many of these uncertainties and contingencies can affect our actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, us. Readers are cautioned that forward-looking statements are not guarantees of future performance. All of the forward-looking statements made in this Prospectus are qualified by these cautionary statements. For additional information with respect to our risk factors, reference should be made to the section of this Prospectus entitled “Risk Factors”, to the documents incorporated herein by reference and to our continuous disclosure materials filed from time to time with Canadian and United States securities regulatory authorities. Specific reference is made to the most recent Form 40-F/Annual Information Form and Annual Management’s Discussion and Analysis (as defined below) on file with the SEC and Canadian provincial securities regulatory authorities for a more detailed discussion of some of the factors underlying forward-looking statements and the risks that may affect Barrick’s ability to achieve the expectations set forth in the forward-looking statements contained in this Prospectus.

All forward-looking information in this Prospectus and in the documents incorporated herein by reference is qualified in its entirety by the above cautionary statements and Barrick disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

USE OF NON-GAAP FINANCIAL PERFORMANCE MEASURES

This Prospectus, including the documents incorporated herein by reference, contains non-GAAP financial performance measures including “adjusted net earnings”, “free cash flow”, “EBITDA”, “adjusted EBITDA”, “cash costs per ounce”, “C1 cash costs per pound”, “all-in sustaining costs per ounce/pound”, “all-in costs per ounce” and “realized price”. For a detailed description of each of the non-GAAP measures used in this Prospectus, including the documents incorporated herein by reference, and a detailed reconciliation to the most directly comparable measure under IFRS, as issued by IASB, refer to the “Non-GAAP Financial Performance Measures” section of the Annual Management’s Discussion and Analysis (as defined under the heading “Documents Incorporated by Reference” below) on pages 61 to 76. Each non-GAAP financial performance measure has been annotated with a reference to an endnote on pages 77 and 78 of the Annual Management’s Discussion and Analysis. The non-GAAP financial performance measures set out in this Prospectus, including the documents incorporated herein by reference, are intended to provide additional information to investors and do not have any standardized meaning under IFRS, as issued by IASB, and therefore may not be comparable to other issuers, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with IFRS, as issued by IASB.

In order to provide the combined business performance and financial position of the proposed Barrick-Newmont Joint Venture (as defined below), certain non-GAAP financial performance measures of each of Barrick and Newmont have been combined to show an aggregate number.3 Such pro forma combined numbers are illustrative only and actual figures may vary materially.

NOTICE REGARDING PRESENTATION

OF OUR MINERAL RESERVE AND MINERAL RESOURCE ESTIMATES

Our mineral reserves and mineral resources have been calculated in accordance with National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”), as required by Canadian securities regulatory authorities.

For United States reporting purposes, the SEC has adopted amendments to its disclosure rules to modernize the mineral property disclosure requirements for issuers whose securities are registered with the SEC under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). These amendments became effective February 25, 2019 (the “SEC Modernization Rules”) with compliance required for the first fiscal year beginning on or after January 1, 2021. The SEC Modernization Rules replace the historical property disclosure requirements for mining registrants that were included in SEC Industry Guide 7, which will be rescinded from and after the required compliance date of the SEC Modernization Rules. As a result of the adoption of the SEC Modernization Rules, the SEC now recognizes estimates of “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources”. In addition, the SEC has amended its definitions of “proven mineral reserves” and “probable mineral reserves” to be “substantially similar” to the corresponding Canadian Institute of Mining, Metallurgy and Petroleum definitions, as required by NI 43-101.

United States investors are also cautioned that while the SEC will now recognize “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources”, investors should not to assume that any part or all of the mineral deposits in these categories will ever be converted into a higher category of mineral resources or into mineral reserves. These terms have a great amount of uncertainty as to their economic and legal feasibility. Accordingly, investors are cautioned not to assume that any “measured mineral resources”, “indicated mineral resources”, or “inferred mineral resources” that we report in this Prospectus are or will be economically or legally mineable.

Further, “inferred resources” have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. In accordance with Canadian rules, estimates of “inferred mineral resources” cannot form the basis of feasibility or other economic studies, except in limited circumstances where permitted under NI 43-101.

THIRD PARTY DATA

Any reference to Tier One gold assets1 of Barrick senior gold peers2 included in this Prospectus is based on data obtained from Wood Mackenzie as of August 31, 2018 or in relation to Newmont, certain more recent information provided by Newmont which Barrick has not independently verified. Wood Mackenzie is an independent third-party research and consultancy firm that provides data for, among others, the metals and mining industry. Neither Wood Mackenzie nor Newmont is affiliated with Barrick.

Where figures for Barrick are compared to its senior gold peers,2 other than Newmont, the data from Wood Mackenzie has been used to ensure consistency in the compared measure for Barrick and the comparator group. Barrick does not have the ability to verify the Wood Mackenzie figures, other than with respect to its own mines, and the non-GAAP financial performance measures used by Wood Mackenzie may not correspond to the non-GAAP financial performance measures calculated by Barrick or any of its senior gold peers. Please also refer to the heading “Use of Non-GAAP Financial Performance Measures” provided above and the heading “Endnotes” provided below.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

Barrick is a corporation existing under the laws of the Province of British Columbia, Canada. A significant portion of our assets are located outside of the United States. In addition, some of our directors and officers and most of the experts named in this Prospectus are resident outside the United States, and a significant portion of their respective assets are located outside of the United States. We have appointed an agent for service of process in the United States, but it may be difficult for holders of Securities who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of the Securities who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors and officers and experts under United States federal securities laws.

We have filed with the SEC, concurrently with the registration statement on Form F-10, an appointment of agent for service of process on Form F-X. Under the Form F-X, we have appointed CT Corporation System as our agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against us in a United States court arising out of or related to or concerning the offering of the Securities under the registration statement.

Additionally, it might be difficult for shareholders to enforce judgments of the United States courts based solely upon civil liability provisions of the United States federal securities laws or the securities or “blue sky” laws of any state within the

United States in a Canadian court against us or any of our non-U.S. resident directors, officers or the experts named in this Prospectus or to bring an original action in a Canadian court to enforce liabilities based on the United States federal or state securities laws against such persons.

Rodney B. Quick, Simon P. Bottoms, Kathleen Ann Altman, Stuart E. Collins, Derek Holm, Andrew Law, Hugo Miranda, Richard Quarmby and Graham E. Trusler, each a “qualified person” for purposes of Canadian securities legislation who has prepared or supervised the preparation of certain scientific and technical information on behalf of Barrick, reside outside of Canada. All of our directors, John L. Thornton, Mark Bristow, Gustavo Cisneros, Christopher L. Coleman, J. Michael Evans, Brian L. Greenspun, J. Brett Harvey and Andrew J. Quinn, and our Senior Executive Vice-President and Chief Financial Officer, Graham Shuttleworth, reside outside of Canada and each has appointed Barrick Gold Corporation, Brookfield Place, TD Canada Trust Tower, Suite 3700, 161 Bay Street, P.O. Box 212, Toronto, Ontario, Canada M5J 2S1 as agent for service of process. Investors are advised that it may not be possible to enforce judgments obtained in Canada against any person that resides outside of Canada, even if such person has appointed an agent for service of process.

CURRENCY AND EXCHANGE RATE INFORMATION

This Prospectus contains references to United States dollars and Canadian dollars. All dollar amounts referenced, unless otherwise indicated, are expressed in United States dollars. References to “$” or “US$” are to United States dollars and references to “C$” are to Canadian dollars. The following table shows, for the years and dates indicated, certain information regarding the Canadian dollar/United States dollar exchange rate. Except as indicated below, the information is based on the average daily exchange rate as reported by the Bank of Canada. Such average daily exchange rate on March 18, 2019 was C$1.3345 = US$1.00.

	Period End	Average(1)	Low	High
		(C$ per US$)
Year ended December 31,
2018	1.3642	1.2957	1.2288	1.3642
2017	1.2545	1.2986	1.2128	1.3743

(1)	The average of the noon buying rates and daily average rates, as applicable, during the relevant period.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed by us with securities commissions or similar authorities in Canada. Our disclosure documents listed below and filed with the appropriate securities commissions or similar regulatory authorities in each of the provinces and territories of Canada and filed with or furnished to the SEC are specifically incorporated by reference into and form an integral part of this Prospectus:

(a)	the annual information form dated as of March 23, 2018 (the “Annual Information Form”) for the fiscal year ended December 31, 2017;

(b)

the annual audited consolidated financial statements for the year ended December 31, 2018, including consolidated balance sheets as at December 31, 2018 and December 31, 2017 and the consolidated statements of income, comprehensive income, cash flow and changes in equity for each of the years in the two-year period ended December 31, 2018, and related notes (the “Audited Financial Statements”), together with the independent auditor’s report thereon;

(c)	the management’s discussion and analysis in respect of the Audited Financial Statements (the “Annual Management’s Discussion and Analysis”);

(d)	the information circular dated March 16, 2018 prepared in connection with the annual meeting of Barrick’s shareholders held on April 24, 2018;

(e)

the information circular dated October 4, 2018 prepared in connection with the special meeting of Barrick’s shareholders held on November 5, 2018 (the “Special Meeting Circular”); provided, however, that the following sections or subsections of the Special Meeting Circular are hereby excluded from this Prospectus in accordance with Item 11.1(3) of Form 44-101F1 – Short Form Prospectus as the merger of Barrick and Randgold has been completed:

(i)	“Executive Summary – Fairness Opinions” at page 22 of the Special Meeting Circular;

(ii)

the references to (A) M. Klein & Company, LLC and the opinion of M. Klein & Company, LLC, and (B) Morgan Stanley & Co. International plc, Morgan Stanley Canada Limited and the opinion of Morgan Stanley Canada Limited, each under the headings “Questions and Answers Relating to the Merger and the Continuance – Why should I vote FOR the Share Issuance Resolution” at page 9 of the Special Meeting Circular, “Executive Summary – Recommendation of the Board” at page 22 of the Special Meeting Circular, “Executive Summary – Reasons for the Recommendation of the Board” at pages 23 and 24 of the Special Meeting Circular, “The Merger – Background to the Merger” at pages 39 and 40 of the Special Meeting Circular, “The Merger – Recommendation of the Board” at page 41 of the Special Meeting Circular, “The Merger – Reasons for the Recommendation of the Board” at page 43 of the Special Meeting Circular and “Other Information – Interests of Experts” at page 76 of the Special Meeting Circular;

(iii)	“The Merger – Fairness Opinions” at pages 40 and 41 of the Special Meeting Circular;

(iv)	“Consents of Experts” at pages 81 and 82 of the Special Meeting Circular;

(v)	Schedule E – M. Klein and Co. Fairness Opinion;

(vi)	Schedule F – Morgan Stanley Fairness Opinion; and

(vii)

any other references to M. Klein & Company, LLC and the opinion of M. Klein & Company, LLC and Morgan Stanley & Co. International plc, Morgan Stanley Canada Limited and the opinion of Morgan Stanley Canada Limited contained in the Special Meeting Circular;

(f)	Barrick’s business acquisition report dated March 13, 2019 with respect to the merger of Barrick and Randgold completed on January 1, 2019 (the “Randgold Business Acquisition Report”);

(g)	the material change report filed on July 27, 2018 relating to Barrick’s announcement that Kelvin Dushnisky, the former President of Barrick, would be leaving Barrick at the end of August 2018;

(h)

the material change report filed on September 24, 2018 relating to (i) Barrick’s announcement of a recommended merger of Barrick and Randgold (the “Barrick-Randgold Merger”); and (ii) Barrick’s intention to continue under the Business Corporations Act (British Columbia) (the “September Material Change Report”);

(i)	the material change report filed on January 2, 2019 relating to Barrick’s successful completion of the Barrick-Randgold Merger on January 1, 2019; and

(j)

the material change report filed on March 20, 2019 relating to the entering into of the implementation agreement dated as of March 10, 2019 between Barrick and Newmont (the “Implementation Agreement”) providing for the creation of the Barrick-Newmont Joint Venture (as defined below).

Any document of the type referred to above, including any material change report (other than any confidential material change report), any business acquisition report, any Prospectus Supplements disclosing additional or updated information, and any “template version” of “marketing materials” (each as defined in National Instrument 41-101 – General Prospectus Requirements) subsequently filed by us with such securities commissions or regulatory authorities in Canada after the date of this Prospectus, and prior to the termination of the distribution under this Prospectus, shall be deemed to be incorporated by reference into this Prospectus.

In addition, all documents filed by us on Form 6-K or Form 40-F with the SEC on or after the date of this Prospectus shall be deemed to be incorporated by reference into this Prospectus and the registration statement on Form F-10 of which this Prospectus forms a part, if and to the extent expressly provided in such document. The documents incorporated or deemed to be incorporated herein by reference contain meaningful and material information relating to Barrick and the readers should review all information contained in this Prospectus, the applicable Prospectus Supplement and the documents incorporated or deemed to be incorporated by reference herein and therein. Our current reports on Form 6-K and our annual reports on Form 40-F are available on the SEC’s Electronic Data Gathering and Retrieval (“EDGAR”) website at www.sec.gov.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein, modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement will not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

When we file a new annual information form and audited consolidated financial statements and related management discussion and analysis with and, where required, they are accepted by, the applicable securities regulatory authorities during the time that this Prospectus is valid, the previous annual information form, the previous audited consolidated financial statements and related management discussion and analysis and all unaudited interim consolidated financial statements and related management discussion and analysis for such periods, all material change reports and any information circular and business acquisition report filed prior to the commencement of our financial year in which the new annual information form is filed will be deemed no longer to be incorporated by reference in this Prospectus for purposes of future offers and sales of Securities under this Prospectus. Upon new interim financial statements and the accompanying management discussion and analysis being filed by us with the applicable securities regulatory authorities during the term of this Prospectus, all interim financial statements and accompanying management’s discussion and analysis filed prior to the filing of the new interim financial statements shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder.

Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Barrick at Brookfield Place, TD Canada Trust Tower, Suite 3700, 161 Bay Street, P.O. Box 212, Toronto, Ontario, Canada M5J 2S1, (416) 861-9911. These documents are also available through the Internet on SEDAR, which can be accessed at www.sedar.com. The information contained on, or accessible through, our website or any of the websites listed below is not incorporated by reference into this Prospectus and is not, and should not be considered to be, a part of this Prospectus, unless it is explicitly so incorporated.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

In addition to our continuous disclosure obligations under the securities laws of the provinces and territories of Canada, we are subject to the informational requirements of the Exchange Act and in accordance therewith file reports and other information with the SEC. Under the multi-jurisdictional disclosure system adopted by the United States, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. As a foreign private issuer, Barrick is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and Barrick’s officers and directors are exempt from the reporting and short swing profit recovery provisions contained in Section 16 of the Exchange Act. Any information filed with the SEC can be read and copied at prescribed rates at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330 or by accessing its website at www.sec.gov. Some of the documents that we file with or furnish to the SEC are electronically available from the SEC’s Electronic Document Gathering and Retrieval system, which is commonly known by the acronym “EDGAR”, and may be accessed at www.sec.gov.

We have filed with the SEC a registration statement on Form F-10 under the U.S. Securities Act of 1933, as amended (the “Securities Act”) with respect to the Securities offered by this Prospectus. This Prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the Securities offered in this Prospectus, reference is made to the registration statement and to the schedules and exhibits filed therewith. Statements contained in this Prospectus as to the contents of certain documents are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the registration statement. Each such statement is qualified in its entirety by such reference. See “Documents Filed as Part of the Registration Statement”.

PRESENTATION OF FINANCIAL INFORMATION

Barrick presents its financial statements in United States dollars and its financial statements are prepared in accordance with IFRS, as issued by the IASB. Unless otherwise indicated, financial information included or incorporated by reference in this Prospectus has been prepared in accordance with IFRS, as issued by IASB. As a result, certain financial information included or incorporated by reference in this Prospectus may not be comparable to financial information prepared by companies in the United States. Certain calculations included in tables and other figures in this Prospectus have been rounded for clarity of presentation.

RISK FACTORS

An investment in the Securities involves certain risks. A prospective purchaser of Securities should carefully consider the risks and uncertainties described in the documents incorporated by reference into this Prospectus (including subsequently filed documents incorporated by reference into this Prospectus) and, if applicable, those described in a Prospectus Supplement relating to a specific offering of Securities. Discussions of certain risks and uncertainties affecting our business are provided in our Annual Information Form and our Annual Management’s Discussion and Analysis (or, as applicable, our annual information form and our management’s discussion and analysis for subsequent periods), each of which is incorporated by reference into this Prospectus. These are not the only risks and uncertainties that we face. Additional risks not presently known to us or that we currently consider immaterial may also materially and adversely affect us. If any of the events identified in these risks and uncertainties were to actually occur, our business, financial condition or results of operations could be materially harmed.

In addition, prospective purchasers of Securities should carefully consider, in light of their own financial circumstances, the risk factors set out below, as well as the other information contained in this Prospectus (including the documents incorporated by reference herein) and in all subsequently filed documents incorporated by reference and those described in a Prospectus Supplement relating to a specific offering of Securities, before making an investment decision.

There is no existing public market for the Debt Securities, Subscription Receipts, Warrants, Share Purchase Contracts or Units and a market may not develop.

There is currently no market through which the Debt Securities, Subscription Receipts, Warrants, Share Purchase Contracts or Units may be sold and purchasers of Debt Securities, Subscription Receipts, Warrants, Share Purchase Contracts or Units may not be able to resell such Debt Securities, Subscription Receipts, Warrants, Share Purchase Contracts or Units purchased under this Prospectus. There can be no assurance that an active trading market will develop for the Debt Securities, Subscription Receipts, Warrants, Share Purchase Contracts or Units after an offering or, if developed, that such market will be sustained. This may affect the pricing of the Debt Securities, Subscription Receipts, Warrants, Share Purchase Contracts or Units in the secondary market, the transparency and availability of trading prices, the liquidity of the Debt Securities, Subscription Receipts, Warrants, Share Purchase Contracts or Units and the extent of issuer regulation.

The public offering prices of the Securities may be determined by negotiation between Barrick and underwriters, dealers or agents based on several factors and may bear no relationship to the prices at which the Securities will trade in the public market subsequent to such offering, if any public market develops. See “Plan of Distribution”.

Prevailing interest rates will affect the market price or value of the Debt Securities.

The market price or value of the Debt Securities will decline as prevailing interest rates for comparable debt instruments rise, and increase as prevailing interest rates for comparable debt instruments decline.

The Debt Securities will not be secured by assets of Barrick.

Holders of secured indebtedness of Barrick would have a claim on the assets securing such indebtedness that effectively ranks prior to the claim of holders of Debt Securities and would have a claim that ranks equal with the claim of holders of senior Debt Securities and senior to the claim of holders of subordinated Debt Securities to the extent that such security did not satisfy the secured indebtedness. Furthermore, although covenants given by Barrick in various agreements may restrict incurring secured indebtedness, such indebtedness may, subject to certain conditions, be incurred by us in the future.

Subordination.

The Debt Securities will be senior or subordinated indebtedness as described in the relevant Prospectus Supplement. In the event of the insolvency or winding-up of Barrick, any subordinated Debt Securities would be subordinated and postponed in right of payment to the prior payment in full of all other liabilities and indebtedness of Barrick, other than indebtedness that, by its terms, ranks equally with, or subordinate to, such subordinated Debt Securities.

Potential Dilution.

Our notice of articles and articles on continuation, each dated as of and effective on November 27, 2018 (collectively, the “Articles”), allow us to issue an unlimited number of Common Shares for such consideration and on such terms and conditions as shall be established by our Board of Directors, in many cases, without the approval of our shareholders. We may issue Common Shares in public or private offerings (including through the sale of Securities convertible into or exchangeable for Common Shares) and on the exercise of stock options or other securities exercisable for Common Shares. We may also issue Common Shares to finance or as consideration for future acquisitions and other projects or in connection with the establishment or development of strategic relationships. Any such future issuances of Common Shares could be significant and we cannot predict the effect that future issuances and sales of Common Shares will have on the market price of the Common Shares. Issuances of a substantial number of additional Common Shares, or the perception that such issuances could occur, may adversely affect prevailing market prices for our Common Shares. With any additional issuance of Common Shares, investors will suffer dilution to their voting power and we may experience dilution in our earnings per share.

Foreign Currency Risks.

Securities denominated or payable in foreign currencies may entail significant risks, and the extent and nature of such risks change continuously. These risks include, without limitation, the possibility of significant fluctuations in the foreign currency market, the imposition or modification of foreign exchange controls and potential illiquidity in the secondary market. These risks will vary depending on the currency or currencies involved. Prospective purchasers should consult their own financial and legal advisors as to the risks entailed in an investment in Securities denominated in currencies other than the currency primarily used by such purchaser. Such Securities are not an appropriate investment for investors who are unsophisticated with respect to foreign currency transactions.

BARRICK

Overview

Barrick is a corporation continued under the Business Corporations Act (British Columbia). Barrick originally existed under the Business Corporations Act (Ontario) resulting from the amalgamation, effective July 14, 1984, under the laws of the Province of Ontario, of Camflo Mines Limited, Bob-Clare Investments Limited and the former Barrick Resources Corporation. By articles of amendment effective December 9, 1985, Barrick changed its name to American Barrick Resources Corporation. Effective January 1, 1995, as a result of an amalgamation with a wholly-owned subsidiary, Barrick changed its name from American Barrick Resources Corporation to Barrick Gold Corporation. In connection with its acquisition of Placer Dome Inc., Barrick amalgamated with Placer Dome Inc. pursuant to articles of amalgamation dated May 9, 2006. On January 1, 2009, Barrick amalgamated with its wholly-owned subsidiary, Arizona Star Resource Corp. Barrick continued under the Business Corporations Act (British Columbia) effective November 27, 2018. On January 1, 2019, Barrick completed its share-for-share merger with Randgold. Following the merger, Randgold was renamed Barrick Gold (Holdings) Limited. Barrick’s head office is located at Brookfield Place, TD Canada Trust Tower, Suite 3700, 161 Bay Street, P.O. Box 212, Toronto, Ontario, Canada, M5J 2S1. Barrick’s registered office is located at 1600 – 925 West Georgia Street, Vancouver, British Columbia, Canada, V6C 3L2.

The Barrick-Randgold Merger on January 1, 2019 has created a sector-leading gold mining company with five Tier One gold assets and a diversified asset portfolio positioned for growth in many of the world’s most prolific gold districts.1 The combination of Barrick and Randgold holds interests in thirteen producing gold mines, which are located in Argentina, Australia, Canada, Côte d’Ivoire, the Democratic Republic of Congo, the Dominican Republic, Mali, Papua New Guinea, Peru and the United States. We also hold a 63.9% equity interest in Acacia, a company listed on the London Stock Exchange that owns gold mines and exploration properties in Africa, principally in Tanzania. Our copper business contains a wholly owned copper mine in Zambia and 50% interests in copper mines in Chile and Saudi Arabia. We also have projects located throughout the Americas and Africa. We sell our production in the world market through the following distribution channels: gold bullion is sold in the gold spot market; and gold and copper concentrate is sold to independent smelting companies.

Barrick changed its ticker symbol on the NYSE from “ABX” to “GOLD” beginning on the merged company’s first day of trading on January 2, 2019. Barrick continues to trade on the TSX under the symbol “ABX”.

RECENT DEVELOPMENTS

On March 10, 2019, Barrick and Newmont entered into the Implementation Agreement to create a joint venture combining their respective mining operations, assets, reserves and talent in Nevada (the “Barrick-Newmont Joint Venture”).

The Barrick-Newmont Joint Venture is an historic accord between the two gold mining companies, which have operated independently in Nevada for decades, but have previously been unable to agree terms for cooperation. The Barrick-Newmont Joint Venture is expected to allow Barrick and Newmont to capture an estimated $500 million in average annual pre-tax synergies in the first five full years of the combination, which is projected to total $5 billion pre-tax net present value3 over a 20-year period.

Following the completion of the Barrick-Newmont Joint Venture, the Nevada complex will be the world’s single-largest gold producer, with a pro forma output of more than four million ounces in 2018, three Tier One gold assets,1 potentially another one in the making, and 48 million ounces of reserves.4,5,6

The establishment of the Barrick-Newmont Joint Venture is subject to the usual conditions, including regulatory approvals, and is expected to be completed in the coming months. The joint venture will exclude Barrick’s Fourmile project and Newmont’s Fiberline and Mike deposits, pending the determination of their commercial feasibility.

As a result of the Implementation Agreement, Barrick has withdrawn its Newmont acquisition proposal announced on February 25, 2019, and its proposals for the Newmont annual general meeting submitted on February 22, 2019.

SHARE STRUCTURE

Barrick’s authorized share capital consists of an unlimited number of common shares. As of March 18, 2019, we had 1,751,981,799 Common Shares issued and outstanding.

CONSOLIDATED CAPITALIZATION

On January 1, 2019, we issued 583,669,178 Common Shares to former Randgold shareholders in connection with the Barrick-Randgold Merger. On January 14, 2019, we issued 465,711 Common Shares to Barrick shareholders in connection with our Dividend Reinvestment Plan. There have been no material changes in our loan capital, on a consolidated basis, from December 31, 2018 to the date of this Prospectus.

EARNINGS COVERAGE RATIOS

The applicable Prospectus Supplement will provide, as required, the earnings coverage ratios with respect to the issuance of Securities pursuant to such Prospectus Supplement.

USE OF PROCEEDS

Unless otherwise specified in a Prospectus Supplement, we intend to use the net proceeds from the sale of Securities for general corporate purposes. Specific information about the use of net proceeds of any offering of Securities under this Prospectus will be set forth in the applicable Prospectus Supplement. We may invest funds which we do not immediately use. Such investments may include short-term marketable investment grade securities denominated in Canadian dollars, United States dollars or other currencies. We may, from time to time, issue securities other than pursuant to this Prospectus.

DIVIDENDS

Barrick’s practice has been to declare dividends following a fiscal quarter in its announcement of the results for such quarter. Dividends declared are paid in the same quarter. On April 24, 2018, our Board of Directors declared a first quarter dividend of US$0.03 per Common Share, which was paid on June 15, 2018 to holders of record on May 31, 2018. On July 25, 2018, our Board of Directors declared a second quarter dividend of US$0.03 per Common Share, which was paid on September 17, 2018 to holders of record on August 31, 2018. On October 24, 2018, our Board of Directors declared a third quarter dividend of US$0.03 per Common Share, which was paid on December 17, 2018 to holders of record on November 30, 2018. On December 17, 2018, our Board of Directors declared a fourth quarter dividend of US$0.07 per Common Share, which was paid on January 14, 2019 to holders of record on December 28, 2018.

Barrick’s dividend reinvestment plan resulted in 1,249,477 Common Shares issued to shareholders for the year ended December 31, 2018. The amount and timing of any dividends is within the discretion of Barrick’s Board of Directors. The Board of Directors reviews the dividend policy quarterly based on, among other things, our current and projected liquidity profile.

DESCRIPTION OF SECURITIES OFFERED

Common Shares

There are no limitations contained in the Articles of Barrick or the Business Corporations Act (British Columbia) on the ability of a person who is not a Canadian resident to hold Common Shares or exercise the voting rights associated with our Common Shares.

The rights, preferences and privileges of holders of Common Shares are subject to the rights of the holders of shares of any class or series ranking in priority to the Common Shares that Barrick may issue in the future. A summary of the rights of the Common Shares is set forth below. Common Shares may be sold separately or together with Debt Securities, Subscription Receipts, Warrants or Share Purchase Contracts under this Prospectus. Common Shares may also be issuable on conversion, exchange, exercise or maturity of certain Debt Securities, Subscription Receipts, Warrants or Share Purchase Contracts qualified for issuance under this Prospectus.

Dividends

Subject to any preference as to the payment of dividends provided to any shares ranking in priority to Common Shares, the holders of Common Shares are entitled to receive dividends if, as and when declared by our Board of Directors in respect of the Common Shares. The Business Corporations Act (British Columbia) provides that a company may declare or pay a dividend unless there are reasonable grounds for believing that the company is unable to pay the company’s debts as they become due in the ordinary course of business or the payment of the dividend would render the company unable to pay the company’s debts as they become due in the ordinary course of business.

Liquidation

In the event of the liquidation, dissolution or winding-up of Barrick or other distribution of assets of Barrick among its shareholders for the purpose of winding-up its affairs, all of the property and assets of Barrick which remain after payment to the holders of any shares ranking in priority to Common Shares in respect of payment upon liquidation, dissolution or winding-up of all amounts attributed and properly payable to such holders of such other shares in the event of such liquidation, dissolution, winding-up or distribution, will be paid or distributed equally, share for share, to the holders of the Common Shares without preference or distinction.

Voting Rights

The holders of Common Shares are entitled to (i) receive notice of and attend (in person or by proxy) and be heard at all general meetings of the shareholders (other than separate meetings of the holders of shares of any other class of shares of Barrick or any series of shares of such other class of shares); and (ii) vote at all such general meetings of the shareholders with each holder of Common Shares being entitled to one vote per share held.

Debt Securities

The following sets forth certain general terms and provisions of the Debt Securities. The particular terms and provisions of a series of Debt Securities offered pursuant to an accompanying Prospectus Supplement, and the extent to which the general terms and provisions described below may apply to such Debt Securities, will be described in the applicable Prospectus Supplement. One or more series of Debt Securities may be sold separately or together with Common Shares, Subscription Receipts, Warrants or Share Purchase Contracts under this Prospectus, or on conversion or exchange of any such Securities.

Priority

The Debt Securities will be senior or subordinated indebtedness of Barrick as described in the relevant Prospectus Supplement. If the Debt Securities are senior indebtedness, they will rank equally and rateably with all other unsecured indebtedness of Barrick, from time to time issued and outstanding, which is not subordinated.

If the Debt Securities are subordinated indebtedness, they will rank equally and rateably with all other subordinated Debt Securities from time to time issued and outstanding. In the event of the insolvency or winding-up of Barrick, the subordinated Debt Securities will be subordinated and postponed in right of payment to the prior payment in full of all other liabilities and indebtedness of Barrick, other than indebtedness that, by its terms, ranks equally with, or subordinate to, such subordinated Debt Securities.

The Debt Securities are Unsecured Obligations

The Debt Securities will be direct unsecured obligations of Barrick.

Terms of the Debt Securities

As required by United States federal law and in conformity with the applicable laws of Canada, for all bonds and notes of companies that are publicly offered, the Debt Securities will be governed by a document called an “indenture”. There will be a separate indenture for the senior Debt Securities and the subordinated Debt Securities. An indenture is a contract between a financial institution, acting on your behalf as trustee of the Debt Securities offered, and us. The trustee has two main roles. First, subject to some limitations on the extent to which the trustee can act on your behalf, the trustee can enforce your rights against us if we default on our obligations under the indenture. Second, the trustee performs certain administrative duties for us. The aggregate principal amount of Debt Securities that may be issued under each indenture is unlimited. A copy of the form of each indenture to be entered into in connection with offerings of Debt Securities has been filed with the SEC as an exhibit to the registration statement on Form F-10 filed on February 16, 2017, and will be filed with the securities regulatory authorities in Canada when it is entered into. A copy of any indenture or supplement thereto entered into by us will be filed with securities regulatory authorities and will be available on our SEDAR profile at www.sedar.com.

This Prospectus does not qualify for issuance Debt Securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to one or more underlying interests including, for example, an equity or debt security, a statistical measure of economic or financial performance including, but not limited to, any currency, consumer price or mortgage index, or the price or value of one or more commodities, indices or other items, or any other item or formula, or any combination or basket of the foregoing items. For greater certainty, this Prospectus may qualify for issuance Debt Securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to published rates of a central banking authority or one or more financial institutions, such as a prime rate or bankers’ acceptance rate, or to recognized market benchmark interest rates such as LIBOR, EURIBOR or a United States federal funds rate.

Selected provisions of the Debt Securities and the indenture(s) under which such Debt Securities will be issued are summarized below. This summary is not complete. The statements made in this Prospectus relating to any indenture and Debt Securities to be issued thereunder are summaries of certain anticipated provisions thereof and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable indenture.

The indentures will not limit the amount of Debt Securities that we may issue thereunder. We may issue Debt Securities from time to time under an indenture in one or more series by entering into supplemental indentures or by our Board of Directors or a duly authorized committee authorizing the issuance. The Debt Securities of a series need not be issued at the same time, bear interest at the same rate or mature on the same date.

The Prospectus Supplement for a particular series of Debt Securities will disclose the specific terms of such Debt Securities, including the price or prices at which the Debt Securities to be offered will be issued. The terms and provisions of any Debt Securities offered under a Prospectus Supplement may differ from the terms described below, and may not be subject to or contain any or all of such terms. Those terms may include some or all of the following:

(a)	the designation, aggregate principal amount and authorized denominations of such Debt Securities;

(b)	the indenture under which such Debt Securities will be issued and the trustee(s) thereunder;

(c)

the currency or currency units for which the Debt Securities may be purchased and the currency or currency unit in which the principal and any interest is payable (in either case, if other than Canadian dollars);

(d)	whether such Debt Securities are senior or subordinated and, if subordinated, the applicable subordination provisions;

(e)	the percentage of the principal amount at which such Debt Securities will be issued;

(f)	the date or dates on which such Debt Securities will mature;

(g)	the rate or rates per annum at which such Debt Securities will bear interest (if any), or the method of determination of such rates (if any);

(h)	the dates on which any such interest will be payable and the record dates for such payments;

(i)	any redemption term or terms under which such Debt Securities may be defeased;

(j)	whether such Debt Securities are to be issued in registered form, bearer form or in the form of temporary or permanent global securities and the basis of exchange, transfer and ownership thereof;

(k)	the place or places where principal, premium and interest will be payable;

(l)	the designation and terms of any other Securities with which the Debt Securities will be offered, if any, and the principal amount of Debt Securities that will be offered with each Security;

(m)	the securities exchange(s) on which such series of Debt Securities will be listed, if any;

(n)	any terms relating to the modification, amendment or waiver of any terms of such Debt Securities or the applicable indenture;

(o)	any change in the right of the trustee or the holders to declare the principal, premium and interest with respect to such series of debt securities to be due and payable;

(p)	governing law;

(q)	any limit upon the aggregate principal amount of the Debt Securities of such series that may be authenticated and delivered under the indenture;

(r)	if other than Barrick or the trustee, the identity of each registrar and/or paying agent;

(s)	if the Debt Securities are issued as a Unit with another Security, the date on and after which the Debt Securities and other Security will be separately transferable;

(t)	if the Debt Securities are to be issued upon the exercise of Warrants, the time, manner and place for such Securities to be authenticated and delivered;

(u)	if the Debt Securities are to be convertible or exchangeable into other securities of Barrick, the terms and procedures for the conversion or exchange of the Debt Securities into other securities; and

(v)	any other specific terms of the Debt Securities of such series, including any events of default or covenants.

Any convertible or exchangeable Debt Securities will be convertible or exchangeable only for other securities of Barrick.

Debt Securities, if issued in registered form, will be exchangeable for other Debt Securities of the same series and tenor, registered in the same name, for a like aggregate principal amount in authorized denominations and will be transferable at any time or from time to time at the corporate trust office of the relevant trustee. No charge will be made to the holder for any such exchange or transfer except for any tax or government charge incidental thereto.

Modifications

We may amend any indenture and the Debt Securities without the consent of the holders of the Debt Securities in certain circumstances including to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding Debt Securities. A more detailed description of the amendment provisions will be included in the applicable Prospectus Supplement.

Subscription Receipts

Subscription Receipts may be offered separately or together with Common Shares, Debt Securities or Warrants, as the case may be. Subscription Receipts will be issued under a subscription receipt agreement (a “Subscription Receipt Agreement”) that will be entered into between us and the escrow agent (the “Escrow Agent”) at the time of issuance of the Subscription Receipts. Each Escrow Agent will be a financial institution authorized to carry on business as a trustee. If underwriters or agents are used in the sale of any Subscription Receipts, one or more of such underwriters or agents may also be a party to the Subscription Receipt Agreement governing the Subscription Receipts sold to or through such underwriter or agent.

Terms of the Subscription Receipts

The applicable Prospectus Supplement will include details of the Subscription Receipt Agreement covering the Subscription Receipts being offered. The specific terms of the Subscription Receipts, and the extent to which the general terms described in this section apply to those Subscription Receipts, will be set forth in the applicable Prospectus Supplement. A copy of the Subscription Receipt Agreement will be filed by us with securities regulatory authorities after it has been entered into by us and will be available on our SEDAR profile at www.sedar.com.

This section describes the general terms that will apply to any Subscription Receipts being offered. The terms and provisions of any Subscription Receipts offered under a Prospectus Supplement may differ from the terms described below, and may not be subject to or contain any or all of such terms. The particular terms of each issue of Subscription Receipts that will be described in the related Prospectus Supplement will include, where applicable:

(a)	the number of Subscription Receipts;

(b)	the price at which the Subscription Receipts will be offered;

(c)	conditions (the “Release Conditions”) for the exchange of Subscription Receipts into Common Shares or Debt Securities, as the case may be, and the consequences of such conditions not being satisfied;

(d)	the procedures for the exchange of the Subscription Receipts into Common Shares or Debt Securities;

(e)	the number of Common Shares or Debt Securities to be exchanged for each Subscription Receipt;

(f)

the currency or currency unit for which Subscription Receipts may be purchased and the aggregate principal amount, currency or currencies, denominations and terms of the series of Common Shares or Debt Securities that may be exchanged upon exercise of each Subscription Receipt;

(g)	the designation and terms of any other Securities with which the Subscription Receipts will be offered, if any, and the number of Subscription Receipts that will be offered with each Security;

(h)	the dates or periods during which the Subscription Receipts may be exchanged into Common Shares or Debt Securities;

(i)	the identity of the Escrow Agent;

(j)

the terms and conditions under which the Escrow Agent will hold all or a portion of the gross proceeds from the sale of such Subscription Receipts, together with interest and income earned thereon (the “Escrowed Funds”) pending satisfaction of the Release Conditions;

(k)

the terms and conditions under which the Escrow Agent will release all or a portion of the Escrowed Funds to us upon satisfaction of the Release Conditions and if the Subscription Receipts are sold to or through underwriters or agents, the terms and conditions under which the Escrow Agent will release a portion of the Escrowed Funds to such underwriters or agents in payment of all or a portion of their fees or commissions in connection with the sale of the Subscription Receipts;

(l)

procedures for the payment by the Escrow Agent to holders of such Subscription Receipts of an amount equal to all or a portion of the subscription price of their Subscription Receipts, plus any additional amounts provided for in the Subscription Receipt Agreement, if the Release Conditions are not satisfied;

(m)	the securities exchange(s) on which the Subscription Receipts will be listed, if any; and

(n)	any other material terms and conditions of the Subscription Receipts.

Prior to the exchange of their Subscription Receipts, holders of Subscription Receipts will not have any of the rights of holders of the securities to be received on the exchange of the Subscription Receipts.

Subscription Receipts, if issued in registered form, will be exchangeable for other Subscription Receipts of the same tenor, at the office indicated in the Prospectus Supplement. No charge will be made to the holder for any such exchange or transfer except for any tax or government charge incidental thereto.

Escrow

The Subscription Receipt Agreement will provide that the Escrowed Funds will be held in escrow by the Escrow Agent, and such Escrowed Funds will be released to us (and, if the Subscription Receipts are sold to or through underwriters or agents, a portion of the Escrowed Funds may be released to such underwriters or agents in payment of all or a portion of their fees in connection with the sale of the Subscription Receipts) at the time and under the terms specified by the Subscription Receipt Agreement. If the Release Conditions are not satisfied, holders of Subscription Receipts will receive payment of an amount equal to all or a portion of the subscription price for their Subscription Receipts, plus any additional amounts provided for in the Subscription Receipt Agreement, in accordance with the terms of the Subscription Receipt Agreement.

Modifications

The Subscription Receipt Agreement will specify the terms upon which modifications and alterations to the Subscription Receipts issued thereunder may be made by way of a resolution of holders of Subscription Receipts at a meeting of such holders or by way of consent in writing from such holders. The number of holders of Subscription Receipts required to pass such a resolution or execute such a written consent will be specified in the Subscription Receipt Agreement. The Subscription Receipt Agreement will also specify that we may amend the Subscription Receipt Agreement and the Subscription Receipts, without the consent of the holders of the Subscription Receipts, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of the holder of outstanding Subscription Receipts or as otherwise specified in the Subscription Receipt Agreement.

Warrants

The following sets forth certain general terms and provisions of the Warrants. We may issue Warrants for the purchase of Common Shares, Debt Securities or other Securities. Warrants may be issued independently or together with Common Shares, Debt Securities, Subscription Receipts or other Securities offered by any Prospectus Supplement and may be attached to, or separate from, any such offered Securities. Each series of Warrants will be issued under a warrant agreement between us and a warrant agent that we will name in the applicable Prospectus Supplement.

Terms of the Warrants

The applicable Prospectus Supplement will include details of the warrant agreement(s) covering the Warrants being offered. The specific terms of the Warrants, and the extent to which the general terms described in this section apply to those Warrants, will be set forth in the applicable Prospectus Supplement. A copy of the warrant agreement will be filed by us with securities regulatory authorities after it has been entered into by us and will be available on our SEDAR profile at www.sedar.com.

This section describes the general terms that will apply to any Warrants being offered. The terms and provisions of any Warrants offered under a Prospectus Supplement may differ from the terms described below, and may not be subject to or contain any or all of such terms. The particular terms of each issue of Warrants that will be described in the related Prospectus Supplement will include, where applicable:

(a)	the designation of the Warrants;

(b)	the aggregate number of Warrants offered and the offering price;

(c)

the designation, number and terms of the Common Shares, Debt Securities or other Securities purchasable upon exercise of the Warrants, and procedures that will result in the adjustment of those numbers;

(d)	the exercise price of the Warrants;

(e)	the dates or periods during which the Warrants are exercisable;

(f)	the designation and terms of any securities with which the Warrants are issued;

(g)	if the Warrants are issued as a Unit with another Security, the date on and after which the Warrants and the other Security will be separately transferable;

(h)	the currency or currency unit in which the exercise price is denominated;

(i)	whether such Warrants will be subject to redemption or call, and if so, the terms of such redemption or call provisions;

(j)	any minimum or maximum amount of Warrants that may be exercised at any one time;

(k)	whether such Warrants will be listed on any securities exchange;

(l)	whether the Warrants will be issued in fully registered or global form;

(m)	any terms, procedures and limitations relating to the transferability, exchange or exercise of the Warrants;

(n)	any rights, privileges, restrictions and conditions attaching to the Warrants; and

(o)	any other specific terms.

Warrant certificates, if issued in registered form, will be exchangeable for new warrant certificates of different denominations at the office indicated in the prospectus supplement. No charge will be made to the holder for any such exchange or transfer except for any tax or government charge incidental thereto. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Securities subject to the Warrants.

Modifications

We may amend any warrant agreement and the Warrants without the consent of the holders of the Warrants in certain circumstances including to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding Warrants. A more detailed description of the amendment provisions will be included in the applicable Prospectus Supplement.

Enforceability

The warrant agent will act solely as our agent. The warrant agent will not have any duty or responsibility if we default under the warrant agreements or the warrant certificates. A Warrant holder may, without the consent of the warrant agent, enforce, by appropriate legal action on its own behalf, the holder’s right to exercise the holder’s Warrants.

Share Purchase Contracts

The following sets forth certain general terms and provisions of the Share Purchase Contracts. We may issue Share Purchase Contracts, representing contracts obligating holders to purchase from or sell to us, and obligating us to purchase from or sell to the holders, a specified number of Common Shares at a future date or dates, including by way of instalment.

Share Purchase Contracts may be issued independently or together with Common Shares, Debt Securities or other Securities offered by any Prospectus Supplement and may be attached to, or separate from, any such offered Securities. Each series of Share Purchase Contracts will be issued under a share purchase contract agreement between us and an agent that we will name in the applicable Prospectus Supplement.

Terms of the Share Purchase Contracts

The price per Common Share may be fixed at the time the Share Purchase Contracts are issued or may be determined by reference to a specific formula contained in the Share Purchase Contracts. We may issue Share Purchase Contracts in accordance with applicable laws and in such amounts and in as many distinct series as we may determine.

Any Prospectus Supplement for Share Purchase Contracts supplementing this Prospectus will contain the terms and other information with respect to the Share Purchase Contracts being offered thereby, including:

(a)

whether the Share Purchase Contracts obligate the holder to purchase or sell, or both purchase and sell, Common Shares and the nature and amount of each of those Securities, or the method of determining those amounts;

(b)	whether the Share Purchase Contracts are to be prepaid, paid in the future or paid in instalments;

(c)	any conditions upon which the purchase or sale will be contingent and the consequences if such conditions are not satisfied;

(d)	the currency or currency units in which the Share Purchase Contracts may be purchased and the underlying Common Shares denominated;

(e)	whether the Share Purchase Contracts are to be settled by delivery, or by reference or linkage to the value or performance of Common Shares;

(f)	if Share Purchase Contracts are issued as a Unit with another Security, the date on and after which the Share Purchase Contract and the other Security will be separately transferable;

(g)	any acceleration, cancellation, termination or other provisions relating to the settlement of the share purchase contracts;

(h)	the date or dates on which the sale or purchase must be made, if any;

(i)	the terms of any security to be granted by holders to secure their obligations thereunder;

(j)	the securities exchange(s) on which the Share Purchase Contracts will be listed, if any;

(k)	any rights, privileges, restrictions and conditions attaching to the Share Purchase Contracts; and

(l)	any other specific terms.

The preceding description and any description of Share Purchase Contracts in the applicable Prospectus Supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the share purchase contract agreement and, if applicable, collateral arrangements and depository arrangements relating to such Share Purchase Contracts.

Share Purchase Contract certificates, if issued in registered form, will be exchangeable for new share purchase contract certificates of different denominations at the office indicated in the Prospectus Supplement. No charge will be made to the holder for any such exchange or transfer except for any tax or government charge incidental thereto. In the case of Share Purchase Contracts which obligate the holders to purchase Securities from us, the holders will not have any of the rights of holders of the Securities to be purchased pursuant to the Share Purchase Contracts until the completion of the purchase of those Securities by the relevant holder in accordance with the terms of the Share Purchase Contract.

Modifications

We may amend any share purchase contract agreement and the Share Purchase Contracts without the consent of the holders of the Share Purchase Contracts in certain circumstances including to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding Share Purchase Contracts. A more detailed description of the amendment provisions will be included in the applicable Prospectus Supplement.

Units

The following sets forth certain general terms and provisions of the Units. We may issue Units comprised of one or more of the other Securities described in this Prospectus in any combination. Each Unit will be issued so that the holder of the Unit is also the holder of each Security included in the Unit. Thus, the holder of a Unit will have the rights and obligations of a holder of each included Security. The unit agreement under which a Unit is issued may provide that the Securities included in the Unit may not be held or transferred separately, at any time or at any time before a specified date.

Terms of the Units

Any Prospectus Supplement for Units supplementing this Prospectus will contain the terms and other information with respect to the Units being offered thereby, including:

(a)	the designation and terms of the Units and of the Securities comprising the Units, including whether and under what circumstances those Securities may be held or transferred separately;

(b)	any provisions for the issuance, payment, settlement, transfer or exchange of the Units or of the Securities comprising the Units;

(c)	how, for income tax purposes, the purchase price paid for the Units is to be allocated among the component Securities;

(d)	the currency or currency units in which the Units may be purchased and the underlying Securities denominated;

(e)	the securities exchange(s) on which such Units will be listed, if any;

(f)	whether the Units and the underlying Securities will be issued in fully registered or global form; and

(g)	any other specific terms of the Units and the underlying Securities.

The preceding description and any description of Units in the applicable Prospectus Supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such Units.

Modifications

We may amend the unit agreement and the Units, without the consent of the holders of the Units, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding Units. Other amendment provisions will be as indicated in the applicable Prospectus Supplement.

PRIOR SALES

We have not sold or issued any Debt Securities, Subscription Receipts, Warrants, Share Purchase Contracts, Units or securities convertible into Debt Securities, Subscription Receipts, Warrants, Share Purchase Contracts or Units during the 12 months prior to the date hereof. The following table summarizes our issuances of Common Shares and securities convertible into Common Shares during the 12 months prior to the date of this Prospectus:

Date	Security	Weighted Average Issue Price or Exercise Price per Security, as applicable		Number of Securities
March 15, 2018	Common – DRIP(1)	C$	15.02	312,961
March 15, 2018	Common – DRIP(1)	US$	11.68	2,396
April 18, 2018	Common – Vesting of Stock Options(2)	C$	9.90	10,000
June 15, 2018	Common – DRIP(1)	C$	16.54	253,413
June 15, 2018	Common – DRIP(1)	US$	12.72	2,514
September 12, 2018	Common – Vesting of Stock Options(2)	C$	9.90	10,000
September 17, 2018	Common – DRIP(1)	C$	12.66	421,203
September 17, 2018	Common – DRIP(1)	US$	9.69	3,306
December 17, 2018	Common – DRIP(1)	C$	18.01	253,574
December 17, 2018	Common – DRIP(1)	US$	13.47	64
January 1, 2019	Common – Barrick-Randgold Merger(3)	US$	13.54	583,669,178
January 14, 2019	Common – DRIP(1)	C$	16.15	465,546
January 14, 2019	Common – DRIP(1)	US$	12.18	165

(1)	Issued pursuant to our Dividend Reinvestment Plan.
(2)	Vesting of options granted pursuant to our Amended and Restated Stock Option Plan.
(3)	Issued as consideration for the Barrick-Randgold Merger.

TRADING PRICES AND VOLUMES

The following table sets forth, for the periods indicated, the reported high and low daily trading prices and the aggregate volume of composite trading of our Common Shares on the TSX (as reported by TSX: TSX Historical Data Access) and NYSE (as reported by NYSE Connect):

	Trading of Common Shares			Trading of Common Shares
	TSX			NYSE
	High	Low	Volume	High	Low	Volume
	(C$)	(C$)	(#)	($)	($)	(#)
2018
March	16.46	14.26	62,683,815	12.79	11.07	293,429,719
April	17.72	15.84	47,432,869	13.80	12.34	221,201,920
May	17.59	16.75	40,083,033	13.67	12.97	169,624,529
June	17.46	16.58	44,762,691	13.25	12.57	181,810,635
July	17.83	14.30	45,041,987	13.59	10.93	243,539,361
August	14.64	12.81	58,293,324	11.29	9.72	308,252,814
September	15.06	12.54	69,561,756	11.64	9.53	335,719,899
October	17.98	14.18	98,380257	14.10	11.06	515,095,891
November	18.09	16.25	63,234,384	13.55	12.28	283,253,951
December	18.99	16.76	125,736,240	14.18	12.69	424,590,802

2019
January	18.67	15.37	160,522,623	13.69	11.52	318,823,652
February	18.48	16.16	102,296,020	14.04	12.22	322,746,134
March 1 to 18	18.10	16.21	68,130,106	13.49	12.18	183,953,240

PLAN OF DISTRIBUTION

We may sell the Securities, separately or together, to or through one or more underwriters or dealers, purchasing as principals for public offering and sale by them, and may also sell Securities to one or more other purchasers directly or through agents. Securities sold to the public pursuant to this Prospectus may be offered and sold exclusively in Canada or the United States, or in both jurisdictions. The Prospectus Supplement relating to an offering of Securities will indicate the jurisdiction or jurisdictions in which such offering is being made to the public. Each Prospectus Supplement will set out the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price or prices of the Securities (or the manner of determination thereof if offered on a non-fixed price basis, including sales in transactions that are deemed to be “at the market distributions” as defined in National Instrument 44-102 – Shelf Distributions), and the proceeds to us from the sale of the Securities. Only underwriters, dealers or agents so named in the Prospectus Supplement are deemed to be underwriters, dealers or agents, as the case may be, in connection with the Securities offered thereby.

The Securities may be sold, from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The prices at which the Securities may be offered may vary between purchasers and during the period of distribution. If, in connection with the offering of Securities at a fixed price or prices, the underwriters have made a bona fide effort to sell all of the Securities at the initial offering price fixed in the applicable Prospectus Supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial public offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters, dealers or agents will be decreased by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid by the underwriters, dealers or agents to us.

Underwriters, dealers or agents may make sales of Securities in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at the market” offering as defined in and subject to limitations imposed by and the terms of any regulatory approvals required and obtained under, applicable Canadian securities laws, which includes sales made directly on an existing trading market for the Common Shares, or sales made to or through a market maker other than on an exchange. In connection with any offering of Securities, except with respect to “at the market” offerings, underwriters may over-allot or effect transactions which stabilize or maintain the market price of the offered Securities at a level above that which might otherwise prevail in the open market. Such transactions may be commenced, interrupted or discontinued at any time. No underwriter or dealer involved in an “at the market” offering, as defined under applicable Canadian securities laws, no affiliate of such an underwriter or dealer and no person or company acting jointly or in concert with such an underwriter or dealer will over-allot Securities in connection with such distribution or effect any other transactions that are intended to stabilize or maintain the market price of the Securities. In the event that Barrick determines to pursue an “at the market” offering in Canada, Barrick will apply for the applicable exemptive relief from the Canadian securities commissions.

If underwriters or dealers purchase Securities as principals, the Securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters or dealers to purchase those Securities will be subject to certain conditions precedent, and the underwriters or dealers will be obligated to purchase all the Securities offered by the Prospectus Supplement if any of such Securities are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid may be changed from time to time.

The Securities may also be sold directly by us in accordance with applicable securities laws at prices and upon terms agreed to by the purchaser and us, or through agents designated by us, from time to time. Any agent involved in the offering and sale of Securities pursuant to a particular Prospectus Supplement will be named, and any commissions payable by us to that agent will be set forth in such Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any agent would be acting on a best efforts basis for the period of its appointment.

In connection with the sale of the Securities, underwriters, dealers or agents may receive compensation from us in the form of commissions, concessions and discounts. Any such commissions may be paid out of our general funds or the proceeds of the sale of Securities. Underwriters, dealers and agents who participate in the distribution of the Securities may be entitled under agreements to be entered into with us to indemnification by us against certain liabilities, including liabilities under Canadian securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

In connection with any offering of Securities, other than an “at the market distribution”, the applicable Prospectus Supplement will set forth any intention by the underwriters, dealers or agents to offer, allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be interrupted or discontinued at any time.

CERTAIN INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement will describe certain material Canadian federal income tax consequences to an investor of the acquisition, ownership and disposition of any Securities offered thereunder. The applicable Prospectus Supplement may also describe certain United States federal income tax considerations generally applicable to the acquisition, ownership and disposition of any Securities offered thereunder by an investor who is a United States person.

LEGAL MATTERS

Unless otherwise specified in a Prospectus Supplement relating to a specific offering of Securities, certain legal matters relating to the offering of Securities will be passed upon on our behalf by Davies Ward Phillips & Vineberg LLP in relation to Canadian law and by Cravath, Swaine & Moore LLP in relation to United States law. As of the date hereof, partners and associates of Davies Ward Phillips & Vineberg LLP own beneficially, directly or indirectly, less than 1% of any of our securities or the securities of any of our associates or affiliates.

INTERESTS OF QUALIFIED PERSONS

Each of Rodney B. Quick, Simon P. Bottoms, Kathleen Ann Altman, R. Dennis Bergen, Rosmery Cardenas, Stuart E. Collins, Jason J. Cox, Glen Ehasoo, Luke Evans, Philip A. Geusebroek, Derek Holm, Holger Krutzelmann, Andrew Law, Hugo Miranda, Chester M. Moore, Richard Quarmby, Brenna Scholey, Graham E. Trusler and Wayne W. Valliant is a person who has reviewed or supervised the preparation of information upon which certain scientific and technical information relating to Barrick’s mineral properties contained or incorporated by reference in this Prospectus is based. None of such persons received or will receive a direct or indirect interest in any property of Barrick or any of its associates or affiliates. As of the date hereof, each of such persons owns beneficially, directly or indirectly, less than 1% of any outstanding class of securities of Barrick. Each of Rodney B. Quick, Simon P. Bottoms and Richard Quarmby is an officer or employee of Barrick and/or an officer, director or employee of one or more of its associates or affiliates.

DIRECTORS AND OFFICERS OF BARRICK

Mark Bristow, the President and Chief Executive Officer and a director of Barrick, and Willem Jacobs, an executive officer of Barrick, are directors of Rockwell Diamonds Inc. (“RDI”), a public company incorporated in the Province of British Columbia. Willem Jacobs is also the Chief Executive Officer of RDI. As a result of provisional liquidation proceedings of its South African operating subsidiaries, RDI was unable to complete and file its audited financial statements for the year ended February 28, 2018, the corresponding management discussion and analysis and applicable certifications by the prescribed deadline due to funding constraints and uncertainty of the outcome of the provisional liquidation process of its subsidiaries in South Africa. As a result, the Ontario Securities Commission issued a cease trade order in respect of RDI on July  5, 2018, which cease trade order remains in effect as of the date of this Prospectus.

EXEMPTIVE RELIEF

Pursuant to a decision dated February 28, 2019 issued by the Autorité des marchés financiers, Barrick was granted permanent exemptive relief from the requirement to file French language versions of the following documents, which are incorporated by reference in this Prospectus:

(a)

the Rule 2.7 announcement of Randgold published in accordance with the City Code on Takeovers and Mergers (United Kingdom) in connection with the Barrick-Randgold Merger attached to the Barrick press release which is Schedule A to the September Material Change Report;

(b)	the following Schedules to the Special Meeting Circular:

(i)	Schedule G – Additional Information Concerning Randgold;

(ii)	Schedule H – Randgold Historical Financial Statements; and

(iii)	Schedule J – Cooperation Agreement; and

(c)

Randgold’s Annual Report on Form 20-F for the fiscal year ended December 31, 2017 filed with the SEC on March 29, 2018 (the “Randgold 20-F”) and Randgold’s Interim Report for the second quarter ended June 30, 2018 on Form 6-K filed with the SEC on August 8, 2018, both of which are incorporated by reference in the Special Meeting Circular.

AUDITORS

The independent registered public accounting firm of Barrick is PricewaterhouseCoopers LLP, Chartered Professional Accountants, PwC Tower, 18 York Street, Suite 2600, Toronto, Ontario, Canada, M5J 0B2. PricewaterhouseCoopers LLP, Chartered Professional Accountants report that they are independent of us in accordance with the Rules of Professional Conduct of the Institute of Chartered Professional Accountants of Ontario and in accordance with the applicable rules and regulations of the SEC and the Public Company Accounting Oversight Board (United States). The Audited Financial Statements incorporated in this Prospectus by reference have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, Chartered Professional Accountants, given on the authority of said firm as experts in auditing and accounting.

The independent registered public accounting firm of auditors of Randgold is BDO LLP, 55 Baker Street, London, W1U 7EU, United Kingdom. BDO LLP has: (i) reviewed the special purpose interim financial statements of Randgold for the six months ended June 30, 2018, together with the notes thereto and the independent review report thereon dated October 2, 2018, which are included as Schedule H to the Special Meeting Circular; (ii) audited the consolidated financial statements of Randgold as at December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017, together with the notes thereto and the auditor’s report thereon dated March 29, 2018, which are included in the Randgold 20-F incorporated by reference in the Special Meeting Circular; (iii) audited the consolidated financial statements of Kibali (Jersey) Limited as at December 31, 2017, 2016 and 2015 and for each of the three years in the period ended December 31, 2017, together with the notes thereto and the auditor’s report thereon dated March 14, 2018, which are included in the Randgold 20-F incorporated by reference in the Special Meeting Circular; and (iv) audited the consolidated financial statements of Randgold as at and for the two years ended December 31, 2018 and 2017, together with the notes thereto and the auditor’s report thereon dated March 8, 2019, which are included in the Randgold Business Acquisition Report. BDO LLP, independent registered public accounting firm, is independent with respect to Randgold within the meaning of the Securities Act, and the applicable rules and regulations thereunder adopted by the SEC and the Public Company Accounting Oversight Board (United States).

REGISTRAR AND TRANSFER AGENT

The transfer agent and registrar for the Common Shares is AST Trust Company (Canada) in Canada at its principal office in Toronto and American Stock Transfer & Trust Company, LLC in the United States at its principal office in New  York.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been filed with the SEC as part of our registration statement: (a) the documents referred to under the heading “Documents Incorporated by Reference”; (b) the consent of PricewaterhouseCoopers LLP; (c) the consent of BDO LLP; (d) the consent of Davies Ward Phillips & Vineberg LLP; (e) the consent of each of Rodney B. Quick, Simon P. Bottoms, Kathleen Ann Altman, R. Dennis Bergen, Rosmery Cardenas, Stuart E. Collins, Jason J. Cox, Glen Ehasoo, Luke Evans, Philip A. Geusebroek, Derek Holm, Holger Krutzelmann, Andrew Law, Hugo Miranda, Chester M. Moore, Richard Quarmby, Brenna Scholey, Graham E. Trusler and Wayne W. Valliant; and (f) the power of attorney of the directors and officers of Barrick.

ENDNOTES

(1)

A Tier One gold asset is a mine with a stated mine life in excess of 10 years with annual production of at least five hundred thousand ounces of gold and “total cash cost” per ounce within the bottom half of Wood Mackenzie’s cost curve tools (excluding state-owned and privately owned mines). “Total cash cost” per ounce is based on data from Wood Mackenzie as of August 31, 2018, except in respect of Barrick’s mines where Barrick relied on its internal data which is more current and reliable. The Wood Mackenzie calculation of “total cash cost” per ounce may not be identical to the manner in which Barrick calculates comparable measures. “Total cash cost” per ounce is a non-GAAP financial performance measure with no standardized meaning under IFRS and therefore may not be comparable to similar measures presented by other issuers. “Total cash cost” per ounce should not be considered by investors as an alternative to cost of sales or to other IFRS measures. Barrick believes that “total cash cost” per ounce is a useful indicator for investors and management of a mining company’s performance as it provides an indication of a company’s profitability and efficiency, the trends in cash costs as the company’s operations mature, and a benchmark of performance to allow for comparison against other companies. See “Use of Non-GAAP Financial Performance Measures” and “Third Party Data”.

(2)	Senior gold peers means the following companies: Agnico Eagle Mines Limited, Goldcorp Inc., Newcrest Mining Limited and Newmont.

(3)

Represents the net present value of pre-tax synergies projected over a twenty-year period, assuming consensus commodity prices and a 5% discount rate. Based on Barrick estimates. Synergies (or net present value of synergies) as used in this Prospectus is a management estimate provided for illustrative purposes, and should not be considered a GAAP / IFRS or non-GAAP / non-IFRS financial measure. “Synergies” represent management’s combined estimate of pre-tax synergies, supply chain efficiencies and cost improvements, as a result of the proposed Barrick-Newmont Joint Venture that have been monetized and projected over a twenty year period for purposes of the estimation, applying a discount rate of 5%. Such estimates are necessarily imprecise and are based on numerous judgements and assumptions. Expected synergies is a “forward-looking statement” subject to risks, uncertainties and other factors which could cause actual synergies to differ from expected synergies. See “Cautionary Statement on Forward-Looking Information”.

(4)

The potential pro forma proven and probable reserve figure of Barrick and Newmont’s operations in Nevada was derived by adding the reserves reported by Barrick in its Annual Management’s Discussion and Analysis and Newmont in its press release dated February 21, 2019 reporting its 2018 Reserves and Resources and its annual report on Form 10-K for the fiscal year ended December 31, 2018 in respect of the relevant Nevada properties set out in endnotes 5 and 6. The pro forma reserves are provided for illustrative purposes only. Barrick and Newmont calculate such figures based on different standards and assumptions, and accordingly such figures may not be directly comparable and the potential pro forma reserves may be subject to adjustments due to such differing standards and assumptions. In particular, Barrick mineral reserves have been prepared according to Canadian Institute of Mining, Metallurgy and Petroleum 2014 Definition Standards for Mineral Resources and Mineral Reserves as incorporated by NI 43-101, which differ from the requirements of U.S. securities laws. Newmont’s reported reserves are prepared in compliance with the SEC Industry Guide 7. See “Notice Regarding Presentation of our Mineral Reserves and Mineral Resource Estimates”.

(5)

Proven and probable gold reserves of Barrick in Nevada are stated on an attributable basis as of December 31, 2018 and include Goldstrike, Cortez, Goldrush, South Arturo (60%) and Turquoise Ridge (75%). Proven reserves of 84.4 million tonnes grading 4.36 grams per tonne (“g/t”), representing 11.8 million ounces of gold. Probable reserves of 155.6 million tonnes grading 2.93 g/t, representing 14.7 million ounces of gold. Complete mineral reserve data for all Barrick mines and projects referenced in this Prospectus, including tonnes, grades, and ounces, as well as the assumptions on which the mineral reserves for Barrick are reported, are set out in Barrick’s Annual Management’s Discussion and Analysis.

(6)

Proven and probable gold reserves of Newmont in Nevada are stated on an attributable basis as of December 31, 2018 and include Carlin, Phoenix, Twin Creeks (including Newmont’s 25% equity in Turquoise Ridge) and Long Canyon. Proven reserves of 46.6 million tonnes grading 3.84 g/t, representing 5.8 million ounces of gold. Probable reserves of 378.1 million tonnes grading 1.32 g/t, representing 16.0 million ounces of gold. Complete mineral reserve data for all Newmont mines and projects referenced in this Prospectus, including tonnes, grades, and ounces, as well as the assumptions on which the mineral reserves for Newmont are reported, are set out in Newmont’s press release dated February 21, 2019 reporting its 2018 Reserves and Resources and its annual report on Form 10-K for the fiscal year ended December 31, 2018.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Indemnification

Barrick Gold Corporation (“Barrick” or the “Registrant”) is governed by the Business Corporations Act (British Columbia) (the “BCBCA”). The summary of the provisions of the BCBCA included below is for reference only and is qualified in its entirety by the full text of the BCBCA in effect as at the date hereof.

The following terms, as referenced herein, shall have the following definitions, as provided in the BCBCA:

(1)	“associated corporation” means a corporation or entity referred to in paragraph (b) or (c) of the definition of “eligible party”;

(2)	“eligible party”, in relation to Barrick, means an individual who:

(a)	is or was a director or officer of Barrick,

(b)	is or was a director or officer of another corporation

(i)	at a time when such other corporation is or was an affiliate of Barrick, or

(ii)	at the request of Barrick, or

(c)	at the request of Barrick, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and includes, subject to certain exceptions in the BCBCA, the heirs and personal or other legal representatives of that individual;

(3)	“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

(4)

“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, Barrick or an associated corporation

(a)	is or may be joined as a party, or

(b)	is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

(5)	“expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgements, penalties, fines or amounts paid in settlement of a proceeding; and

(6)	“proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Subject to the BCBCA, Barrick may do one or both of the following: (a) indemnify an eligible party against all eligible penalties to which the eligible party is or may be liable; and/or (b) after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding. Further, subject to the BCBCA, Barrick may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding. However, Barrick must not make such payments unless Barrick first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited, as outlined below, the eligible party will repay the amounts advanced.

Under the BCBCA, Barrick must not indemnify an eligible party or pay the expenses of an eligible party if any of the following circumstances apply: (a) if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, Barrick was prohibited from giving the indemnity or paying expenses by its memorandum or articles; (b) if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, Barrick is prohibited from giving the indemnity or paying the expenses by its memorandum or articles; (c) if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of Barrick or the associated corporation, as the case may be; or (d) in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful. If an eligible proceeding is brought against an eligible party by or on behalf of Barrick or by or on behalf of an associated corporation, Barrick must not do either of the following: (a) indemnify the eligible party under the BCBCA in respect of the proceeding; or (b) pay the expenses of the eligible party under the BCBCA in respect of the proceeding.

Despite any other applicable provision of the BCBCA (including the prohibitions outlined above) and whether or not payment of expenses or indemnification has been sought, authorized or declined under the BCBCA, on the application of Barrick or an eligible party, the Supreme Court of British Columbia (the “court”) may do one or more of the following: (a) order Barrick to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding; (b) order Barrick to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding; (c) order the enforcement of, or any payment under, an agreement or indemnification entered into by Barrick; (d) order Barrick to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under the BCBCA; and/or (e) make any other order the court considers appropriate.

Barrick has entered into a Memorandum of Agreement with each Barrick director and officer under which Barrick has agreed to indemnify and hold harmless the individual in substantially the same circumstances as outlined in the above paragraphs.

In accordance with the provisions of the BCBCA summarized above, the articles of Barrick provide that, subject to the BCBCA, Barrick must indemnify an eligible party and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and Barrick must indemnify, and pay expenses in advance of the final disposition of an eligible proceeding in accordance with, and to the fullest extent permitted by, the BCBCA.

Barrick also maintains insurance for the benefit of its directors and officers against liability in their respective capacities as directors and officers. The directors and officers are not required to pay any premium in respect of the insurance. The policy contains standard industry exclusions.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

EXHIBITS TO FORM-10

Exhibit	Description

4.1	The annual information form dated as of March 23, 2018, for the year ended December 31, 2017 (incorporated by reference to Exhibit 99.1 to Barrick’s Form 40-F (Commission File No. 001-09059), filed with the Commission on March 26, 2018).

4.2	The annual audited consolidated financial statements for the year ended December 31, 2018, including consolidated balance sheets as at December 31, 2018 and December 31, 2017 and the consolidated statements of income, comprehensive income, cash flow and changes in equity for each of the years in the two-year period ended December 31, 2018, and related notes (the “Audited Financial Statements”), together with the independent auditors’ report thereon (incorporated by reference to Exhibit 99.1 to Barrick’s Form 6-K (Commission File No. 001-09059), furnished to the Commission on February 14, 2019).

4.3	Management’s discussion and analysis in respect of the Audited Financial Statements (incorporated by reference to Exhibit 99.1 to Barrick’s Form 6-K (Commission File No. 001-09059), furnished to the Commission on February 14, 2019).

4.4	The management information circular dated March 16, 2018, in connection with the annual meeting of Barrick’s shareholders held on April 24, 2018 (incorporated by reference to Exhibit 99.1 to Barrick’s Form 6-K (Commission File No. 001-09059), furnished to the Commission on March 23, 2018).

4.5	The management information circular dated October 4, 2018, in connection with the special meeting of Barrick’s shareholders held on November 5, 2018 (incorporated by reference to Exhibit 99.1 to Barrick’s Form 6-K (Commission File No. 001-09059), furnished to the Commission on October 5, 2018) (the “Special Meeting Circular”); provided, however, that the following sections or subsections of the Special Meeting Circular are hereby excluded from, and are not incorporated by reference into, this Registration Statement: (a) “Executive Summary – Fairness Opinions” at page 22 of the Special Meeting Circular; (b) the references to (i) M. Klein & Company, LLC and the opinion of M. Klein & Company, LLC, and (ii) Morgan Stanley & Co. International plc, Morgan Stanley Canada Limited and the opinion of Morgan Stanley Canada Limited, each under the headings “Questions and Answers Relating to the Merger and the Continuance – Why should I vote FOR the Share Issuance Resolution” at page 9 of the Special Meeting Circular, “Executive Summary – Recommendation of the Board” at page 22 of the Special Meeting Circular, “Executive Summary – Reasons for the Recommendation of the Board” at pages 23 and 24 of the Special Meeting Circular, “The Merger – Background to the Merger” at pages 39 and 40 of the Special Meeting Circular, “The Merger – Recommendation of the Board” at page 41 of the Special Meeting Circular, “The Merger – Reasons for the Recommendation of the Board” at page 43 of the Special Meeting Circular and “Other Information – Interests of Experts” at page 76 of the Special Meeting Circular; (c) “The Merger – Fairness Opinions” at pages 40 and 41 of the Special Meeting Circular; (d) “Consents of Experts” at pages 81 and 82 of the Special Meeting Circular; (e) Schedule E – M. Klein and Co. Fairness Opinion; (f) Schedule F – Morgan Stanley Fairness Opinion; and (g) any other references to M. Klein & Company, LLC and the opinion of M. Klein & Company, LLC and Morgan Stanley & Co. International plc, Morgan Stanley Canada Limited and the opinion of Morgan Stanley Canada Limited contained in the Special Meeting Circular.

4.6	Barrick’s business acquisition report dated March 13, 2019 with respect to the merger of Barrick and Randgold completed on January 1, 2019 (incorporated by reference to Exhibit 99.1 to Barrick’s Form 6-K (Commission File No. 001-09059), filed with the Commission on March 13, 2019).

4.7	The material change report of Barrick filed on July 27, 2018 relating to Barrick’s announcement that Kelvin Dushnisky, the former President of Barrick, would be leaving Barrick at the end of August 2018 (incorporated by reference to Exhibit 4.7 to Barrick’s Form F-10 (Commission File No. 333-230235), filed with the Commission on March 13, 2019).

4.8	The material change report of Barrick filed on September 24, 2018 relating to (a) Barrick’s announcement of a recommended merger of Barrick and Randgold Resources Limited; and (b) Barrick’s intention to continue under the Business Corporations Act (British Columbia) (incorporated by reference to Exhibit 99.27 to Barrick’s Form 6-K (Commission File No. 001-09059), furnished to the Commission on September 24, 2018).

4.9	The material change report of Barrick filed on January 2, 2019 relating to Barrick’s successful completion of the recommended merger of Barrick and Randgold Resources Limited on January 1, 2019 (incorporated by reference to Exhibit 99.3 to Barrick’s Form 6-K (Commission File No. 001-09059), furnished to the Commission on January 2, 2019).

4.10	The material change report of Barrick filed on March 20, 2019 relating to the Joint Venture between Barrick Gold Corporation and Newmont Mining Corporation (incorporated by reference to Exhibit 99.1 to Barrick’s Form 6-K (Commission File No. 001-09059), furnished to the Commission on March 20, 2019.

Exhibit	Description

5.1	Consent of PricewaterhouseCoopers LLP.

5.2	Consent of BDO LLP.

5.3	Consent of Davies Ward Phillips & Vineberg LLP.

5.4	Consent of Rodney B. Quick.

5.5	Consent of Simon P. Bottoms.

5.6	Consent of Kathleen Ann Altman.

5.7	Consent of R. Dennis Bergen.

5.8	Consent of Rosmery Cardenas.

5.9	Consent of Stuart E. Collins.

5.10	Consent of Jason J. Cox.

5.11	Consent of Glen Ehasoo.

5.12	Consent of Luke Evans.

5.13	Consent of Philip A. Geusebroek.

5.14	Consent of Derek Holm.

5.15	Consent of Holger Krutzelmann.

5.16	Consent of Andrew Law.

5.17	Consent of Hugo Miranda.

5.18	Consent of Chester M. Moore.

5.19	Consent of Richard Quarmby.

5.20	Consent of Brenna Scholey.

5.21	Consent of Graham E. Trusler.

5.22	Consent of Wayne W. Valliant.

6.1	Powers of Attorney (included on the signature pages to the Registration Statement on Form F-10, filed on March 13, 2019).

7.1	Form of Senior Trust Indenture (incorporated by reference to Exhibit 7.1 to Barrick’s Form F-10 (Commission File No. 001-09059), filed with the Commission on February 16, 2017).

7.2	Form of Subordinated Trust Indenture (incorporated by reference to Exhibit 7.2 to Barrick’s Form F-10 (Commission File No. 001-09059), filed with the Commission on February 16, 2017).

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process

At the time of the initial filing of this Registration Statement on Form F-10 with the Commission on March 13, 2019, the Registrant filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the registration statement.

III-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on this 20th day of March, 2019.

BARRICK GOLD CORPORATION

By:	/s/ Kevin Thomson
Name:	Kevin Thomson
Title:	Senior Executive Vice-President, Strategic Matters

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by or on behalf of the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark Bristow Mark Bristow	President and Chief Executive Officer and Director	March 20, 2019

/s/ Graham Shuttleworth Graham Shuttleworth	Senior Executive Vice-President and Chief Financial Officer	March 20, 2019

/s/ John L. Thornton John L. Thornton	Chairman and Director	March 20, 2019

* Gustavo A. Cisneros	Director	March 20, 2019

* Christopher L. Coleman	Director	March 20, 2019

* J. Michael Evans	Director	March 20, 2019

* Brian L. Greenspun	Director	March 20, 2019

* J. Brett Harvey	Director	March 20, 2019

* Andrew J. Quinn	Director	March 20, 2019

*By:	/s/ Kevin Thomson
Kevin Thomson
Attorney-in-fact

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AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Amendment No. 1 to the Registration Statement, solely in its capacity as the duly authorized representative of Barrick Gold Corporation in the United States, in the City of Toronto, Province of Ontario, Canada, on this 20th day of March, 2019.

BARRICK GOLD OF NORTH AMERICA, INC. (Authorized U.S. Representative)

By:	/s/ Dana Stringer
Name:	Dana Stringer
Title:	Secretary

III-3